Exhibit 99.1

Contact: Patrick J. Meyer
Chairman of the Board
Telephone: (909) 798-4446

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES DIRECTOR

FELDKAMP RESIGNS FROM BOARD

www.1stcent.com

Redlands, California—January 3, 2006- 1st Centennial Bancorp (OTCBB: FCEN) today announced that Dr. I.M. (Bud) Feldkamp, III has resigned as Director of the holding company and its subsidiary bank, 1st Centennial Bank effective January 1, 2006. Dr. Feldkamp resigned for personal reasons. As a result of the resignation, the number of authorized Directors will be reduced by one, from eleven to ten.

Patrick J. Meyer, Chairman of the Board stated, “We were fortunate to have Bud join the Board in August, 1999 and appreciate his contribution and strong leadership in guiding the direction of the Company. He added strength in developing new business and will be missed.”